Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact:	Reebok International Ltd.

Neil Kerman
Vice President, Corporate Finance
781.401.7152

Denise Kaigler
Corporate Vice President, Global Communications
781.401.7869

REEBOK’S SUBSIDIARIES THE HOCKEY COMPANY AND SPORT MASKA INC. SUCCESSFULLY COMPLETE CONSENT SOLICITATION, PRICING FOR TENDER OFFER, AND INITIAL ACCEPTANCE FOR PAYMENT OF THEIR 11 ¼% SENIOR SECURED NOTES TENDERED

MONTREAL, CANADA  — July 13, 2004 –Reebok’s subsidiaries The Hockey Company and Sport Maska Inc. announced today that they had successfully completed their consent solicitation with respect to the outstanding units of 11 ¼% Senior Secured Notes of The Hockey Company due 2009 and 11 ¼% Senior Secured Notes of Sport Maska Inc. due 2009 (collectively, the “Notes”).  This solicitation was part of the offer to purchase the Notes described in the Offer to Purchase and Consent Solicitation Statement dated June 25, 2004 (the “Offer”).  As of 5:00 p.m. New York City time on July 12, 2004 (the “Consent Payment Deadline”), tenders and consents had been received from approximately 93% of the outstanding Notes.

The Hockey Company and Sport Maska, Inc. also announced that they have accepted for payment and will purchase for $1,192.96 per unit all Notes tended prior to the Consent Payment Deadline. The aggregate cost to purchase these Notes was approximately $138.3 million.  The purchase price wasbased on a yield equal to a fixed spread of 50 basis points plus the yield to maturity of the 2.25% United States Treasury Note due April 30, 2006 and included a consent payment of $20 per unit.  Holders who tender their Notes will receive the accrued and unpaid interest on such Notes through, but not including, the applicable payment date in connection with the tender offer.

Following the purchase of the Notes accepted as of today, approximately $9 million in aggregate principal amount of the Notes will remain outstanding. Holders of Notes who did not tender prior to the Consent Payment Deadline may still tender their Notes until the expiration of the tender offer, which is expected to be 5:00 p.m. on July 26, 2004.  Any of these holders who tender their Notes prior to the expiration will receive $1172.96per unit, plus accrued interest on the tendered Notes up to, but not including, the date of payment of the Notes.  In connection with the consent solicitation, the indenture governing the Notes will be amended to eliminate substantially all of the affirmative and restrictive covenants, certain repurchase obligations, and certain events of default.

The Hockey Company and Sport Maska Inc. have engaged Credit Suisse First Boston LLC to act as the exclusive Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse First Boston LLC, Attn: Liability Management Group, at (800) 820-1653 (toll free) and (212) 325-3784. Requests for documentation, including the Offer, may be directed to MacKenzie Partners, Inc., the information agent for the tender offer and consent solicitation, at (800) 322-2885 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by means of the Offer and the related Consent and Letter of Transmittal.

The Hockey Company and Sport Maska Inc. are wholly owned subsidiaries of The Hockey Company Holdings Inc. As previously announced, Reebok acquired approximately 92% of the outstanding common shares of The Hockey Company Holdings Inc. on June 17, 2004.

Reebok International Ltd., headquartered in Canton, MA, is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport and Greg Norman Brands and footwear under the Polo Ralph Lauren Brand. Sales for 2003 totaled approximately $3.5 billion.

The Hockey Company, headquartered in Montreal, Canada, is the world’s largest designer, manufacturer and marketer of hockey equipment and related apparel under three of the world’s most recognized hockey brand names: CCM, JOFA and KOHO.  It is a world leader in the design and innovation of skates, sticks, helmets, protective equipment products and related apparel and is the exclusive licensee of the National Hockey League for authentic and replica jerseys. Sport Maska Inc. is The Hockey Company’s Canadian operating subsidiary.

Any statements released by The Hockey Company or Sport Maska Inc. that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Terms such as “intends,” “anticipates,” “expects,” words of similar import and variations on such words are intended to identify forward-looking statements.  Investors are cautioned that forward-looking statements necessarily involve risks and uncertainties which are difficult to predict and actual outcomes may materially vary from what is expressed or forecasted in such forward-looking statements.